SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 20, 2015
ALERIS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-185443 (Commission File Number)	27-1539594 (IRS Employer Identification No.)
25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122
(Address of Principal Executive Offices, including Zip Code)
(216) 910-3400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

Equity Grants to Chief Financial Officer

After a review of the overall executive compensation package of Mr. Eric M. Rychel, the Company’s Chief Financial Officer, on January 20, 2015, the Compensation Committee of the Company’s Board of Directors, granted Mr. Rychel 10,200 restricted stock units (“RSUs”) and 35,400 stock options under the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”). Mr. Rychel’s equity awards were granted in the form and consistent with the agreements previously issued by the Company with respect to its executive vice presidents. The stock options were granted with an exercise price equal to the fair market value of a share of common stock on the date of grant. Both the RSU and the stock option awards are scheduled to vest over a three-year period, with, generally, 25% vesting on each of January 15, 2016 and 2017 and the remaining equity vesting on January 15, 2018.
The above summary is qualified in its entirety by reference to the Company’s forms of Aleris Corporation 2010 Equity Incentive Plan Executive Stock Option Award Agreement and Aleris Corporation 2010 Equity Incentive Plan Executive Restricted Stock Unit Award Agreement, filed as Exhibits 10.4 and 10.5, respectively, to the Company’s Current Report on Form 8-K (File No. 333-173721), filed on January 22, 2014.

Equity Grants to Non-Employee Directors
In connection with the non-employee director compensation program previously approved by the Company’s Board of Directors, on January 20, 2015, the Compensation Committee approved grants of 3,797 RSUs under the Plan to each non-employee director (other than Mr. Kreger whose current equity award vests in April 2015), in the form and consistent with the RSU award agreement previously issued by the Company with respect to its non-employee directors. On January 15, 2016, the restrictions will lapse on the RSUs and they will vest as to 100%.
The above summary is qualified in its entirety by reference to the Company’s Form of Aleris Corporation 2010 Equity Incentive Plan Non-Employee Director Restricted Stock Unit Award Agreement, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 333-173721), filed on January 22, 2014.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALERIS CORPORATION

Date: January 26, 2015
/s/ Eric M. Rychel
By: Eric M. Rychel
Its: Executive Vice President, Chief Financial Officer and Treasurer